                                                                     EXHIBIT 3.1


                           ARTICLES OF INCORPORATION
                                       OF
                       GEORGIA BANK FINANCIAL CORPORATION

                                  ARTICLE ONE
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     The name of the corporation is "Georgia Bank Financial Corporation".

                                  ARTICLE TWO
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     The corporation shall have authority, exercisable by its board of directors, to issue up to 10,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of a special class of stock, $1.00 par value per share, which shall be established and designated from time to time by the board of directors, in such series and with such preferences, limitations and relative rights as may be determined by the board of directors.

                                 ARTICLE THREE
                                 -------------

     The street address and county of the initial registered office of the corporation shall be at 301 Wheeler Executive Center, Augusta, Richmond County, Georgia 30909. The initial registered agent of the corporation at such address shall be Travers W. Paine III.

                                  ARTICLE FOUR
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     The name and address of the incorporator of the corporation is:

                    Travers W. Paine III
                    301 Wheeler Executive Center
                    Augusta, Georgia 30909

                                  ARTICLE FIVE
                                  ------------

     The mailing address of the initial principal office of the corporation is:

                    3530 Wheeler Road
                    Augusta, Georgia 30909

                                  ARTICLE SIX
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       The names and addresses of the initial directors of the corporation are:
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                    William J. Badger
                    HOWARD LUMBER COMPANY
                    Post Office Box 1456
                    Augusta, Georgia 30914

                    Patrick G. Blanchard
                    GEORGIA BANK & TRUST COMPANY OF AUGUSTA
                    3530 Wheeler Road
                    Augusta, Georgia 30909

                    R. Daniel Blanton
                    GEORGIA BANK & TRUST COMPANY Of AUGUSTA
                    3530 Wheeler Road
                    Augusta, Georgia 30909

                    Randolph L. Burnette
                    J. B. WHITE & CO., INC.
                    1700 Gordon Highway
                    Augusta, Georgia 30906

                    Warren A. Daniel, CLU
                    1916 North Leg
                    Augusta, Georgia 30909

                    C. Linton DeVaughn III
                    DEVAUGHN, DYCHES & LEONARD, INC.
                    3665 Wheeler Road
                    Augusta, Georgia 30909

                    E. G. Meybohm
                    MEYBOHM REALTY, INC.
                    3523 Walton Way Extension
                    Augusta, Georgia 30909

                    Travers W. Paine III
                    PAINE, MCELREATH, RHODES & HYDER, P.C.
                    309 Wheeler Executive Center
                    Augusta, Georgia 30909

                    Robert W. Pollard, Sr.
                    POLLARD LUMBER COMPANY, INC.
                    Route 2, Box 657
                    Appling, Georgia 30802

                    Randolph R. Smith, M.D.
                    Suite 2-F
                    820 St. Sebastian Way
                    Augusta, Georgia 30904

                                 ARTICLE SEVEN
                                 -------------

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a director, except that such liability shall not be eliminated for:

     (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

     (ii) acts or omissions which involve intentional misconduct or a knowing violation of law;

     (iii) the types of liability set forth in Section 14-2-832 (or any successor or redesignation thereof) of the Georgia Business Corporation Code; and

     (iv) any transaction from which the director received an improper personal benefit.

     If at any time the Georgia Business Corporation Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by such Code, as so amended, without further action by the shareholders, unless the provisions of the Georgia Business Corporation Code, as amended, require further action by the shareholders.

     Any repeal or modification of the foregoing provisions of this Article shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any acts or omissions of such director prior to such repeal or modification.

                                 ARTICLE EIGHT
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     (a) Except as otherwise provided in this Article and subject to the further terms and conditions set forth herein, holders of shares of the corporation shall have a preemptive right, granted on uniform terms and conditions prescribed by the board of directors, to acquire proportional amounts of the corporation's unissued shares upon the decision of the board of directors to issue them; provided that the board of directors shall provide holders entitled to preemptive rights a period of at least thirty days within which such rights may be exercised.
     (b) Notwithstanding the foregoing, there shall be no preemptive right with respect to the issuance of:
          (1) Shares issued as a share dividend;
          (2)  Fractional shares;
          (3) Shares issued to effect a merger or share exchange;
          (4) Shares issued pursuant to the acquisition of substantially all the assets of any other corporation, partnership, association, or trust;
          (5) Shares issued as compensation to directors, officers, agents or employees of the corporation, its subsidiaries, or affiliates upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon;
          (6) Shares issued to satisfy conversion, option, warrant or other share purchase rights created to provide compensation, incentive or reward to directors, officers, agents, or employees of the corporation, its subsidiaries, or affiliates upon terms and conditions, or in accordance with a stock option, employee stock ownership, profit sharing, pension or similar plan or arrangement, approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon;
          (7) Shares authorized in the articles of incorporation that are issued within one year from the effective date of incorporation;
          (8) Shares issued under a plan of reorganization approved in a proceeding under any applicable law of the State of Georgia or the United States of America relating to the reorganization of corporations;
          (9) Shares sold otherwise than for money, deemed by the board of directors in good faith to be advantageous to the corporation's business, other than shares sold pursuant to subparagraph (1) or (2) of this paragraph; or
          (10) Shares released by waiver from their preemptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares of the class to be issued. Any vote or consent shall be binding on all shareholders and their transferees for the time specified in the vote or consent up to but not exceeding one year form the date thereof and shall protect the corporation, its management, and all persons who may within that time acquire the shares so released.
     (c) No holder of shares of any class or series of securities issued by the corporation shall have, solely by virtue of such ownership, any preemptive right with respect to shares of any other class or series which may be issued or sold by the corporation.
     (d) A shareholder may waive his or her individual preemptive right at any time, and the holders of a class of shares may waive the preemptive rights of the class granted in this Article by the affirmative vote or written consent of the holders of two-thirds of the shares of the class with preemptive lights.
The waiver of preemptive rights with respect to past issuances of shares shall be effective if made by the person who was the shareholder at the time the shares were issued. A waiver evidenced by a writing is irrevocable even though it is not supported by consideration.
     (e) Shares that are otherwise validly issued and outstanding shall not be affected by reason of any violation of preemptive rights granted in this Article with respect to their issuance,
     (f) Notwithstanding anything in this Article to the contrary, no shareholder of the corporation shall have any preemptive right to acquire securities of the corporation unless said shareholder is resident in the State of Georgia, or such other state in which the corporation is legally permitted to offer and sell its securities, provided that the corporation shall have no obligation to take any action to qualify to offer or sell its securities in any state other than the State of Georgia.

     (g) No action shall be maintained to enforce any liability for violation of preemptive rights granted in this Article unless brought within three years of the discovery or notice of the violation) but in no event shall any action be brought to enforce a liability for violation of preemptive rights more than five years after the issuance giving rise to the violation.

                                  ARTICLE NINE
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     (a) Subject to the definitions hereinafter contained in paragraph (c) of this Article, in addition to any vote otherwise required by law or these Articles of Incorporation, a business combination shall be:
          (1) Unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; or
          (2) Recommended by at least two-thirds of the continuing directors and approved by at least a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination.
     (b) The vote required by (a), above, does not apply to a business combination if each of the following conditions is met:
          (1) The aggregate amount of the cash, and the fair market value as of five days before the consummation of the business combination of consideration other than cash, to be received per share by holders of any common shares, or, if authorized, preferred shares of the corporation, in such business combination is at least equal to the highest of the following:
               (A) The highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of the same class or series acquired by it:

          (i) within the two-year period immediately prior to the announcement date; or

          (ii) in the transaction in which the interested shareholder became an interested shareholder, whichever is higher;
               (B) The fair market value per share of such class or series as determined on the announcement date or as determined on the determination date, whichever is higher, or
               (C) In the case of shares other than common shares, the highest preferential amount per share to which the holders of shares of such class or series are entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, provided that this subparagraph shall apply only if the interested shareholder has acquired shares of such class or series within the two-year period immediately prior to the announcement date;
          (2) The consideration to be received by the holders of any class or series of outstanding shares is to be in cash or in the shares of the same class or series. If the interested shareholder has paid for shares of any class or series of shares with varying forms of consideration, the form of consideration for such class or series of shares shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by it;
          (3) After the interested shareholder has become an interested shareholder and prior to the consummation of such business combination:
               (A) Unless approved by a majority of the continuing directors, there shall have been:

          (i) no failure to declare and pay at the regular date therefore any full periodic dividends, whether or not cumulative, on any outstanding preferred shares of the corporation;

          (ii) no reduction in the annual rate of dividends paid on any class of common shares, except as necessary to reflect any subdivision of the shares;

          (iii) any increase in such annual rate of dividends as is necessary to reflect any reclassification, including any reverse share split, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares; and

          (iv) no increase in the interested shareholder's percentage ownership of any class or series of shares of the corporation by more than one percent in any twelve-month period.

               (B) The provisions of divisions (i) and (ii) of subparagraph (A) of this paragraph shall not apply if the interested shareholder or an affiliate or associate of the interested shareholder did not vote as a director of the corporation in a manner inconsistent with divisions
          (i) and (ii) of subparagraph (A) of this paragraph and the interested shareholder, within ten days after any act or failure to act inconsistent with divisions (i) and (ii) of subparagraph (A) of this paragraph, notified the board of directors of the corporation in writing that the interested shareholder disapproved thereof and requested in good faith that the board of directors rectify the act or failure to act; and
          (4) After the interested shareholder has become an interested shareholder, the interested shareholder has not received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation or any of its subsidiaries, whether in anticipation of or in connection with such business combinations or otherwise.
     (c) As used in this Article, the following definitions apply:
          (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified person;
          (2) "announcement date" means the date of the first general public announcement of the proposal of are business combination;
          (3) "associate," when used to indicate a relationship with any person, means:
               (A) Any entity other than the corporation or a subsidiary of the corporation, of which the person is an officer, director, or partner or is the beneficial owner of ten percent or more of any class of equity securities;
               (B) Any trust or other estate in which the person has a beneficial interest of ten percent or more or as to which the person serves as trustee or in a similar fiduciary capacity; and
               (C) Any relative or spouse of the person, or any relative of such spouse, who has the same home as the person;
          (4) A person shall be considered to be the "beneficial owner" of any equity securities:
               (A) Which the person or any of the person's affiliates or associates owns, directly or indirectly;
               (B) Which the person or any of the person's affiliates or associates, directly or indirectly, has:

          (i) the right to acquire, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

          (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

               (C) Which are owned, directly or indirectly, by any other person with which the person or any of the person's affiliates or associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of such securities.

          (5)  "business combination" means:
               (A) Any merger or consolidation of the corporation or any subsidiary with:

          (i)  any interested shareholder; or

          (ii) any other entity, whether or not itself an interested shareholder, which is, or after the merger or consolidation would be, an affiliate of an interested shareholder that was an interested shareholder prior to the consummation of the transaction;
               (B) Any sale, lease, transfer, or other disposition, other than in the ordinary course of business, in a transaction or series of transactions in any twelve-month period, to any interested shareholder or any affiliate of any interested shareholder, other than the corporation or any of its subsidiaries, of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of ten percent or more of the net assets of the corporation as of the end of such fiscal quarter;
               (C) Any issuance or transfer by the corporation or any subsidiary, in one transaction or a series of transactions in any twelve-month period, or equity securities of the corporation or any subsidiary which have an aggregate market value of five percent or more of the total market value of the outstanding common and preferred shares of the entity whose shares are being issued to any interested shareholder or any affiliate of any interested shareholder, other than the corporation or any of its subsidiaries, except pursuant to the exercise of warranty or rights to purchase securities offered pro rata to all holders of the corporation's voting shares or any other method affording substantially proportionate treatment to the holders of voting shares;
               (D) The adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder or any affiliate of any interested shareholder; or
               (E) Any reclassification of securities, including any reverse stock split, recapitalization of the corporation, any merger or consolidation of the corporation with any of its subsidiaries, which has the effect, directly or indirectly, in one or a series of transactions in any twelve-month period, of increasing by five percent or more of the proportionate amount of the outstanding shares of any class or series of equity securities of the corporation or any subsidiary which is directly or indirectly beneficially owned by any interested shareholder or any affiliate of any interested shareholder;
          (6) "continuing director" means any member of the board of directors who is not an affiliate or associate of an interest shareholder of any of its affiliates, other than the corporation or any of its subsidiaries, and who was a director of the corporation prior to the determination date, and any successor to such continuing director who is not an affiliate or an associate of an interested shareholder or any of its affiliates, other than the corporation or its subsidiaries, and is recommended or elected by a majority of all of the continuing directors;
          (7) "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of die power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;
          (8) "determination date" means the date on which an interested shareholder first became an interested shareholder;

          (9) "entity" means a state charter banking corporation, federally charter banking association, business corporation (including a bank holding company), partnership, trust, state or federally chartered savings and loan association or other financial institution;

          (10)  "fair market value" means:
               (A) In the case of securities, the highest closing sale price, during the period including the determination date and the 29 calendar days prior to such date, of the security on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the security is listed, or, if the security is not listed on any such exchange, the highest closing sales price or, if note is available, the average of the highest bid and asked prices reported with respect to the security, in each case during the 30-day period referred to above, on the National Association of Securities Dealers, Inc. Automatic Quotation System, or any system then in use, or, if no such quotations are available, the fair market value on the date in question of the security as determined in good faith at a duly called meeting of the board of directors, or, if there are no continuing directors, by the entire board of directors; and
               (B) In the case of property other than securities, the fair market value of such property on the date in question as determined in good faith at a duly called meeting of the board of directors by a majority of all of the continuing directors, or, if there are no continuing directors, by the entire board of directors of the corporation;
          (11) "interested shareholder" means any person, other than the corporation or its subsidiaries or a trustee holding stock for the benefit of employees of the corporation or its subsidiaries, pursuant to an employee benefit plan or arrangement, that:
               (A) Is a party to, or an affiliate of whom is a party to, the business combination in question; and
                                            ---
               (B) Is the beneficial owner of twenty percent or more of the voting power of the outstanding voting shares of the corporation;
          or
          --
               (C) Is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question was the beneficial owner of twenty percent or more of the voting power of the then outstanding voting shares of the corporation.

          For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise;
          (12) "net assets" means the amount by which the total assets of an entity exceed the total debts of the entity;
          (13) "person" means a natural person or an entity; and
          (14) "voting shares" means shares entitled to vote generally in the election of directors.

                                  ARTICLE TEN
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     The shareholders of the corporation, without a meeting, may take any action required to be taken at a meeting of the shareholders, or any action which may be taken at such a meeting, if written consent setting forth the action to be taken is signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Such action by less than unanimous consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting.

     IN WITNESS WHEREOF, the Undersigned executes these Articles of incorporation this ____ day of September, 1991.

                              /s/  Travers W. Paine III
                              ------------------------------------------
                              Travers W. Paine III
                              Incorporator



PAINE, McELREATH, RHODES & HYDER, P.C.
Attorneys at Law
301 Wheeler Executive Center
Augusta, Georgia 30909
404/738-9710

                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                       GEORGIA BANK FINANCIAL CORPORATION

                                       1.

     The name of the corporation is Georgia Bank Financial Corporation (the "Corporation").

                                       2.

     Article Two of the Articles of Incorporation of the Corporation is amended in its entirety to read as follows:


                                  "ARTICLE TWO
                                   -----------

          The Corporation shall have the authority, exercisable by its board of directors, to issue up to 10,000,000 shares of its common stock, $3.00 par value per share."

Except as expressly amended hereby, all other provisions of the Articles of Incorporation shall remain in full force and effect.

                                       3.

     The purpose of this amendment is to effect a one-for-three reverse stock split among the Corporation's $1.00 par value common stock while maintaining the Corporation's authority to issue up to 10,000,000 shares of common stock.

                                       4.

     Effective upon the filing of this Amendment, each three (3) outstanding shares of the $1.00 par value common stock of the Corporation held by each record holder shall be deemed converted into one share of the $3.00 par value common stock of the Corporation, and each remaining share (if any) of the $1.00 par value common stock shall be canceled and the holders thereof paid cash in lieu thereof equal to the book value per share of the $1.00 par value common stock of the Corporation on the date of filing of this amendment, or $3.19 per share. At the option of each record holder, such conversion of shares may be effected on a certificate by certificate basis for each certificate representing shares of the $1.00 par value common stock held by such record holder on the date of filing of this Amendment, and each share (if any) of the $1.00 par value common stock from each certificate not converted shall be canceled and such record holder paid cash in lieu thereof at a rate of $3.19 per share.

                                       5.

     This amendment was duly approved by the holders of a majority of the shares of the Corporation in accordance with Section 14-2-1003 of the Georgia Business Corporation Code at the Annual Meeting of Shareholders held on April 12, 1995.